Exhibit 99.1

BOQI International Medical Signs Material Definitive Agreement to Acquire Chaohu Zhongshan Minimally Invasive Hospital

New York, Dec. 16, 2020 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has entered into a Stock Purchase Agreement (the “Agreement”) on December 15, 2020, to acquire Chaohu Zhongshan Minimally Invasive Hospital (“Zhongshan Hospital”), a private hospital in the southeast region of China with 65 hospital beds, 25 medical doctors, 22 medical technicians and 45 nurses. Zhongshan Hospital is a general hospital known for its complex minimally invasive surgeries.

Pursuant to the Agreement, BIMI will purchase all the issued and outstanding equity interests in Zhongshan Hospital in consideration of approximately $18,348,623(RMB 120,000,000). As partial consideration, approximately US$6,116,207(RMB 40,000,000) will be paid in cash at the closing and 2,000,000 shares of common stock of BIMI will be delivered within 90 days of the closing. The balance of the purchase price in the amount of approximately US$6,116,207 (RMB 40,000,000) is subject to post-closing adjustments based on the performance of Zhongshan Hospital in 2021 and 2022.

“The acquisition of Zhongshan Hospital is our first step to establish a nationwide obstetrics and gynecology hospital chain, so as to accelerate our online-to-offline strategy,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “Zhongshan Hospital is equipped with high-end diagnostics equipment and surgical instruments for gynecology and obstetrics use. This acquisition enables BIMI to start to focus on OB/GYN services as well as bring a new revenue stream to the company.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com